CODE OF ETHICS
January 1, 2016

Principal Funds, Inc., Principal Variable Contracts Funds, Inc., and Principal Exchange-Traded Funds, Inc. (together the “Funds”), and Principal Funds Distributor, Inc. (“PFD”) (together the “Funds Entities”) have each adopted this Code of Ethics (the “Code”). The principal objective of the Code is to provide policies and procedures consistent with applicable laws and regulations, including Rule 17j-1 of the Investment Company Act of 1940.

Access Persons of the Funds Entities are also subject to the Principal Financial Group® Global Code of Business Conduct and Ethics which can be found on the Inside The Principal® intranet site, on the Principal Global Investors (“PGI”) Compliance site. Access Persons are reminded that they are also subject to other policies including policies on insider trading, the handling of all internally distributed proprietary and confidential information, and information barriers, among others.

The Funds’ Chief Compliance Officer has responsibility for this Code. However, all Access Persons are responsible for the implementation of this Code on a day-to-day basis.

If you have questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, you should contact one of the Compliance contacts listed on the last page of the policy.

I.    DEFINITIONS

A.
Access Person: means any individuals identified as officers or directors of the Funds or Principal Management Corporation (the “Funds’ Adviser”); officers or directors of PFD, or any company controlling the Funds’ Adviser, who obtain information regarding the purchase or sale of Fund portfolio securities in their regular functions or duties or whose functions relate to the recommendations of such purchases or sales (no officers or directors of PFD or of any company controlling the Funds’ Adviser currently meet the 17j-1 definition of Access Person solely because of their positions as officer or director of PFD or the controlling entity); employees, temporary employees and contract employees of the Funds or the Fund’s Adviser who, in connection with their regular functions or duties, have access to certain nonpublic information concerning the Funds’ purchase or sale of securities or portfolio holdings or who are involved in making securities recommendations to a Fund.

B.
Beneficial Ownership: will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 when determining whether a person is a beneficial owner of a security. For example, the term “Beneficial Ownership” will encompass: securities in the person’s own account(s); securities owned by members of the person’s immediate family sharing the same household; a person’s proportionate interest in the portfolio of securities held by a partnership, trust, corporation or other arrangements; and securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not). See Covered Accounts.

C.
Covered Accounts: includes any account that an Access Person owns, or acquires, with any direct or indirect beneficial ownership in a security held in the account. Generally, an Access Person is regarded as having a beneficial ownership of securities held in an account in the name of:

(1)	the individual;

(2)	a spouse, minor child, immediate family member or dependent of the Access Person sharing the same household;

(3)	a relative sharing the same household; or

(4)	another person:

(i)	if the Access Person obtains benefits substantially equivalent to ownership of the securities; or

(ii)	if the Access Person can have investment discretion or otherwise exercise control.

D.
Covered Securities: has the same meaning as Section 2(a)(36) of the Investment Company Act of 1940 including, but not limited to fixed-income securities, equity securities, securities based on indices, exchange-traded funds (“ETFs”), unit investment trusts (“UITs”), options, and limited or private placement offerings of securities, and other derivative instruments. It includes any option to purchase or sell, and any securities convertible into or exchangeable for such securities. Certain securities are exempted from this definition. See the Exempted Securities section for a list of exempted securities.

E.	Investment Club: means a group of individuals who combine their funds for the purpose of making investments and advancing their investment education.

F.
Loans: are defined as either secured or unsecured arrangements (documented or undocumented) where an individual or entity finances a sum of money that must be repaid (with or without interest) at some point in the future. For purposes of the Code, loans to family members are excluded from this definition.

G.
Master Security List: includes (1) the names of all Covered Securities that the Funds’ Adviser is currently buying or selling on behalf of the core sleeves of the “core/satellite” Funds, and (2) all Covered Securities currently held by any of the Funds.

H.
Private Investments: Generally, private investments involve the sale of securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over the counter market. Private investments may not have to be registered with the U.S. Securities and Exchange Commission (“SEC”) and in many cases detailed financial information is not disclosed. Examples include, but are not limited to, hedge funds, limited partnerships, and private equity transactions.

I.
Security: includes, but is not limited to, fixed income securities, equity securities, securities based on indices, exchange-traded funds (“ETFs”), unit investment trusts (“UITs”), options, and limited or private placement offerings of securities, and other derivative instruments. Derivative instruments would include commodity, credit, currency, equity, interest rate and volatility.

II.    GENERAL PRINCIPLES

A.	Statement of Purpose and General Principles

The Funds Entities have adopted this Code of Ethics (the “Code”). The principal purpose of this Code is to provide policies and procedures consistent with applicable laws and regulations, including Rule 17j-1 under the Investment Company Act of 1940.

Access Persons are also subject to the Principal Financial Group (PFG) Corporate Code of Business Conduct & Ethics and other PFG policies which can be found on the Inside The Principal® intranet, at the Principal Global Investors (“PGI”) Compliance Website.

B.	Standards of Business Conduct

The Code is designed to ensure that Access Persons conduct their personal trading activities in a manner that does not take advantage of their access to non-public securities holdings information and trade activities of the Funds, and to reasonably prevent Access Persons from:

•	employing any device, scheme or artifice to defraud the Funds;

•	making any untrue statement of material fact to the Funds;

•	omitting to state a material fact necessary in order to make the statements made to

•
the Funds not misleading, in light of the circumstances under which they are made; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

•	engaging in any manipulative practice with respect to the Funds.

Requirements of Access Persons include:

•	Access Persons subject to the Code must observe the applicable standards of duty and care and comply with all applicable federal and state securities laws.

•	Access Persons may not evade the Code’s provisions by having another person, whether family, friend or other, act in a manner in which the Access person is prohibited to act.

•
Access Persons are required to disclose and report personal securities accounts and activities as described in the Code. Disclosures and reports will be monitored and reviewed by Compliance staff in an effort to ensure that Access Persons are not taking advantage of their access to non- public securities holdings information and trade activities of the Principal Funds.

•	Access Persons are also required to report to Compliance any violations of the Code promptly.

•
Access Persons will receive, and be required to certify to, the Code each January and more often as material changes may be made. The most recent copy of the Code is provided on a quarterly basis to all Access Persons and is also always available from the Compliance Department.

C.	Promptly Reporting Violations of the Code

All Access Persons are required to promptly report any known or suspected violations of the Code to the Funds’ Chief Compliance Officer (or his/her designee). Accordingly, if you commit a violation or become aware of a violation you must promptly report this violation to the Funds’ Chief Compliance Officer (or his/her designee) listed at the end of the Code. The Compliance Department will promptly review any violations.

Access Persons can also report violations through the PFG “Whistle Blower” process found at: http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm. Any information passed through the Whistleblower process will remain confidential.

You can also call the Ethics Hotline (which is staffed 24/7) at 1-866-858-4433.

D.	Statutory Grounds for Disqualification from Employment

No officer, director or employee of the Funds Entities may become or continue to remain an officer, director or employee without an exemptive order issued by the SEC if such director, officer or employee within the past ten years:

•
has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor, or of a substantially equivalent crime by a foreign court, of competent jurisdiction involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit such offense, or has been convicted of any crime that is punishable by imprisonment for 1 or more years that is not described above;

•
has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor, or of a substantially equivalent crime by a foreign court, involving the purchase or sale of any security; or arising out of their conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent or entity or person require to register under the U.S. Commodity Exchange Act, or as an affiliated

•	salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

•
is or becomes permanently or temporarily enjoined by any court from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Funds’ Chief Compliance Officer (or his/her designee).

III.	COVERED ACCOUNT REPORTING

A.	Accounts

Any account that an Access Person has, or acquires, any direct or indirect beneficial ownership in a Covered Security held or has the capability to trade Covered Securities, is reportable.

Generally, an Access Person is regarded as having a beneficial ownership of Covered Securities held in an account in the name of:

(1)	the individual;

(2)	a spouse, minor child, immediate family member or dependent of the Access Person sharing the same household;

(3)	a relative sharing the same household; or

(4)	another person:

(i)	if the Access Person obtains benefits substantially equivalent to ownership of the securities; or

(ii)	if the Access Person can have investment discretion or otherwise exercise control.

All Covered Accounts are required to be reported. The following information will need to be provided:
•the name of the broker, dealer, bank or firm where the Covered Account is held;
•the identifying account number;
•the owner’s name on the Covered Account; and the date it was established.

Entering an account into SunGard Personal Trading Assistant (“SunGard PTA”) will serve as consent to obtain the records of your Covered Account for monitoring as required by Rule 17j-1 under the Investment Company Act of 1940. After entering the account information in SunGard PTA, the Compliance Department will send a 407 Letter Request directing the broker, dealer, bank or firm to promptly furnish the Compliance Department duplicate copies of periodic statements and trade confirmations of all personal securities transactions either electronically or paper copy.

B.	New Accounts

All Access Persons must, within 2 business days of receiving a new account number, report the new Covered Account within the SunGard PTA system.

C.	Discretionary Managed Accounts

Access Persons must report all Covered Accounts over which the Access Person does not have any direct or indirect influence or control (i.e., management discretion has been assigned in writing to another party). Discretionary managed accounts must be reported to the Compliance Department through SunGard PTA. The Access Person must provide the Compliance Department with acceptable evidence that the investment adviser or other financial institution/individual acts as a discretionary adviser at the time the account is reported. The Access Person will be required to submit holding reports as directed by the Code. This requirement may be satisfied by providing a copy of an annual statement in lieu of reporting through the SunGard PTA system.

Discretionary managed accounts are exempt from the pre-clearance requirements, 30-day holding period, quarterly transaction reports and initial public offerings prohibition provisions of the Code.

IV.	PERSONAL SECURITIES TRANSACTIONS RULES

A.	Pre-Clearance of Securities Transactions

All Access Persons must receive pre-clearance approval for all Covered Security transactions from the Compliance Department prior to executing or entering into any transaction. Pre-clearance approval is valid for 2 business days (counted as the current day and the next business day).

If the trade is not executed or completed within 2 business days, a new pre-clearance request will need to be submitted on the third day for approval. This applies to all market and limit orders, good-til- cancelled orders, and stop-loss orders. A preclearance request that has been denied may not be executed.

Pre-clearance is not required for Exempted Securities or Exempted Transactions. Please refer to those sections of the Code for detailed information.

1.    Personal Trading Monitoring System

SunGard PTA is an intuitive browser-based application available on The Principal’s intranet that automates administration of the Code and monitoring of personal securities trading regulations and the Code. The functionality spans various areas of personal securities trading, including pre- trade authorization, post-trade reconciliation, and ensuring comprehensive documented compliance with personal securities requirements.

SunGard PTA is available via The Principal’s intranet site through the following secure options:

•	Company desktop via The Principal network

•	Company laptop via VPN Notebook via VPN

•	Any PC via Citrix
---> A RAMS request is needed to add this AD Group “WTS PGI SunPTA”

2.    How to Pre-clear a Trade

a.	Online Pre-clearance: A pre-clearance request must be submitted online within SunGard PTA prior to executing a trade. Approval or denial will be provided by the system immediately.

•	Approval is valid for 2 business days. Approved trades must be executed within 2 business days, including the submitted date.

•	Denied trades must not be executed

b.
Alternative Methods of Pre-clearance: If an Access Person doesn’t have access to SunGard PTA, available on The Principal intranet site via VPN or Citrix, they may call or email to obtain trade pre-clearance by:

•	The Compliance Department.

•
A Proxy, which is a person who has been permitted to act on behalf of another person. An Access Person can be designated a proxy for another Access Person and the Compliance Department can set up the proxy relationship upon request.

Access Persons must not execute the trade until they have received a confirmation from the Compliance Department that the pre-clearance request was approved. When seeking to pre-clear through alternative methods, Access Persons are required to provide the following information:

•	Broker account number,

•	Name of security,

•	Security ticker symbol or CUSIP,

•	Quantity, and

•	Buy or sell.

3.    Standard of Review for Pre-clearance of Trades

The Compliance Department has the authority and discretion to determine whether to approve or deny a pre-clearance request. Access Persons may be limited in the number of shares or principal amount of any Covered Security listed on the Master Security List. They also may not be allowed to purchase or sell a Covered Security at all.

B.	Restricted and Prohibited Transactions

The following restrictions and limitations (unless otherwise exempted) apply to personal securities transactions for all Access Persons:

1.	No Access Person may execute a transaction of a Covered Security without pre-clearance approval.

2.	No Access Person may acquire any Covered Security in an initial public offering (“IPO”).

3.	No Access Person may sell short any Covered Security.

4.	No Access Person may participate in Investment Clubs.

5.	Covered Securities that are purchased must be held for 30 calendar days prior to selling for a profit.

The 30 calendar day holding period does not apply to sales at a loss. Sales at a loss are not able to re-establish (buy back) that position in the next 30 calendar days.

If sold at a profit before the 30-calendar day holding period, the transaction will be cited as a violation to the Code and any profits realized on the sale of the Covered Security may be disgorged to a charitable organization designated by the Funds Entities.

6.	Covered Securities sold may not be purchased back at a lower price until at least 30 calendar days from the sale trade date.

7.
No derivative such as options and futures on stocks, indexes, commodities, credit, currencies, interest rates and volatility may be purchased or written if the expiration date is less than 30 calendar days from the date of purchase (this does not apply to stock options that are part of a hedged position where the underlying stock is held).

No derivative position may be closed less than 30 calendar days from the date it is established.

8.
No Access Person may engage in financial spread betting and contracts of difference. These types of derivative contracts involve taking or placing a bet on the price movement of a security, index, currency, commodity or other financial product.

9.	An Access Person may not be allowed to purchase or sell a Covered Security at all, at the discretion and guidance of the Funds’ Chief Compliance Officer.

10.	No Access Person may engage in the business of loaning money to individuals or entities as an investment or business transaction. (This does not apply to personal loans to family.)

C.	Exempt Securities and Transactions

1.    Exempted Securities

The securities listed below are exempt from the pre-clearance requirements and the initial, quarterly and annual reporting requirements and holding periods.

a.	Direct Obligations of the Government of the United States

b.	Banker’s acceptances

c.	Bank certificates of deposit
(Note: Brokered CDs offered by a financial intermediary are not exempt and are Reportable Securities that require pre-clearance.)

d.	Commercial paper

e.	High quality short-term debt instrument, including repurchase agreements

f.
Open-end mutual funds (Note: Exchange-Traded Funds and Closed-end Mutual Funds are not exempt and are Covered Securities that require pre-clearance. See Covered Security definition.) (Exemption is applicable to funds used in 529 Plans which may be registered as municipal securities but only offer open-end mutual funds or securities designed to mirror the structure of open-end mutual funds as underlying investment options. Self-managed 529 Plans available in some states may be reportable depending on the investment product options.)

g.
Shares issued by unit investment trusts (“UITs”) that are invested exclusively in one or more open-end mutual funds (Note: UITs that are not invested exclusively in one or more open-ended mutual funds are not exempt and are Covered Securities that require pre-clearance. See Section I.D. Covered Security.)

2.    Exempted Transactions

The transactions listed below are exempt from the pre-clearance requirement only. All other initial, quarterly, annual reporting and holding period provisions of the Code apply.

a.	De minimis transactions of 50 or fewer shares and/or $500 of any Covered Security in aggregate within a 30 calendar day period.

b.	Securities acquired through an employer-sponsored automatic payroll deduction plan. However, any sale transaction must be pre-cleared and reported.

c.
Reinvestment of dividends under a dividend reinvestment plan or in an automatic investment plan for the purchase of securities already owned and pre-cleared. However, any sale transaction must be pre-cleared and reported.

d.	Transactions effected by an issuer pro rata of a class of securities already owned; such as stock splits, stock dividends or the exercise of rights, warrants or tender offers.

e.	Transactions which are non-volitional on the part of the Access Person.

f.	Transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. assignment of management discretion in writing to another party.)

D.	Private Investments

Private investments of any kind may only be acquired or sold with prior approval of the Access Person’s supervisor and the Funds’ Chief Compliance Officer (or his/her designee). An Access Person wishing to request pre-approval of private investments must complete an electronic Private Investments Approval Request Form within the SunGard PTA system.

E.	Purchase and Sale of PFG Stock

The restrictions imposed by Principal Financial Group and other designated persons in connection with transactions in PFG stock are in addition to this Code and must be observed to the extent applicable. Employees are responsible for understanding whether they are subject to the Corporate Policy and Rules on trading in PFG stock. Please refer to the following link to the Corporate policy on the trading of PFG stock: http://inside.principal.com/gfr/brc/busprac/insidertradingstatement.shtm

Please note, pursuant to the PFG corporate insider trading policy, the following activities are prohibited by all Employees of the member Companies of the PFG and family members sharing their households, with respect to Company securities:

•	Purchasing Company securities "on margin" (i.e., with the proceeds of a loan from a brokerage firm when the loan is secured by Company securities), except for the exercise of employee

•	stock options.

•	Short sales (selling stock that is borrowed in anticipation of a drop in price).

•	Trading in put or call options.

Corporate HR Benefit Plans:
The following PFG Plans are considered Covered Accounts and will be monitored by the Compliance Department. There is no action required by Access Persons to create these accounts within SunGard PTA. The Compliance Department will receive information directly from HR Benefits for monitoring of these accounts:

•	Principal Financial Group Employee Stock Purchase Plan (ESPP)
--> Newly distributed PFG shares are subject to the 30 calendar day holding period.

•	Principal Financial Group Excess Plan

•	Principal Financial Group 401(k) Plan

The following are not considered Covered Accounts and thus are not subject to reporting, pre-clearance or holding periods:

•	Restricted Stock Units (RSU)

•	Stock Options Awards

•	Stock Options - Broad-based Options

•	Performance Share Awards

Please note, once vested/exercised, if you elect to receive PFG stock to be held within a Morgan Stanley Smith Barney (MSSB) retail account that is restricted to holding only PFG stock, this account and holding are exempt from reporting in SunGard PTA.

F.	Special Rules Applicable to Independent Directors of the Funds

Under 17j-1, an Access Person who is an Independent Director of the Funds and who would be required to make a report solely by reason of being a Fund director need not make an initial holdings or an annual holdings report. In addition, an Independent Director need not provide a quarterly transaction report unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15 day period immediately before or after the Independent Director's transaction in a security, a Fund purchased or sold the security, or the Fund's Adviser or Sub-Adviser considered purchasing or selling the security.

G.	Loan Activity

No Access Person may engage in financing a sum of money or act as a guarantor, surety or in similar capacity in a Loan transaction for individuals or entities. Personal loans to family are exempt and do not fall under this prohibited activity.
V.    BUSINESS GIFTS AND ENTERTAINMENT

Employees of the Funds Entities are subject to the PFG Travel and Entertainment Policy and the PFG Business Gift and Entertainment Policy, found at http://inside.principal.com/gfr/brc/busprac/statement/gifts.shtm.

In addition to the PFG policy, Access Persons must comply with a more restrictive policy covering business gifts and entertainment. Access Persons must report and obtain pre-approval through the SunGard PTA system, as described below.

It is the Funds’ policy to prohibit any of its Access Persons from accepting any business gifts or entertainment that might reasonably be considered to be compensation for the purchase or sale of the Funds’ property as provided in Section 17(e)(1) of the Investment Company Act of 1940.

The Funds’ policy differs depending on whether an Access Person is in the category of Fund Advisory Personnel (i.e. officers, directors or employees of the Funds’ Adviser who are investment professionals, portfolio managers, investment analysts or traders, or supervisors of such persons), versus an Access Person who is in the category of Non-Fund Advisory Personnel.

A.	Supplemental Policy Concerning Business Gifts and Entertainment

1.    Definitions

a.	“Access Person” has the same meaning as described in the Code of Ethics.

b.	“Employee” means any employee of the Funds’ Adviser, including Access Persons, Fund Advisory Personnel and Non-Fund Advisory Personnel.

c.	“Fund Advisory Personnel” include investment professionals, research analysts, portfolio managers, traders, and supervisors who are involved in providing services to Mutual Funds.

d.	“Mutual Funds” refers to U.S. Registered Investment Companies.

e.	“Non-Fund Advisory Personnel” means Employees who are not Fund Advisory Personnel and or who do not provide services to Mutual Funds.

f.	“Policy” refers to the PFG Travel and Entertainment Policy and the PFG Business Gift and Entertainment Policy, as applicable.

2.    Receipt of Gifts or Entertainment by Fund Advisory Personnel

a.
Fund Advisory Personnel may not accept any gifts, meals, entertainment or compensation from anyone or from any source (including, without limitation, broker-dealers and registered representatives of broker-dealers) unless pre-cleared by the CCO, or his or her designee.

b.
Research events and/or Conferences that are open to the public or large groups of investors do not require pre-approval or reporting. Incidental food and beverage during these settings are permitted so long as they are available to the entire group.

c.	Fund Advisory Personnel must report nominal value and logo gifts.

d.	This general prohibition is designed to be broad in scope and is intended to cover any form of gift, entertainment or compensation prohibited by Section 17(e)(1) of the Investment Company Act of 1940.

3.    Receipt of Gifts or Entertainment by Non-Fund Advisory Personnel

a.
Non-Fund Advisory Personnel may accept gifts valued up to $100 (per Non-Fund Advisory Personnel per year aggregated) without seeking pre-approval. Pre-approval of any gift received by the Non-Fund Advisory Personnel exceeding $100 (by itself or, in aggregate per year) is required.

b.
Non-Fund Advisory Personnel may accept entertainment valued up to $300, (per person per day aggregated) without seeking pre-approval. Pre-approval of any entertainment received by the Non-Fund Advisory Personnel exceeding $300 (by itself or, in aggregate per day per person) is required.

c.	Non-Fund Advisory Personnel are not required to report nominal value and logo gifts.

B.	Compliance with the Policy

Employees must comply with the Policy as described above, plus any additional standards applicable to his or her position.

1.	For example:

a.	Investment Advisers Act of 1940, FINRA rules and the CFA Institute Code, among others, may apply, as well as the Policy.

b.
Employees who are registered representatives with Principal Funds Distributor, Inc., Princor Financial Services Corporation, or other affiliated broker-dealers are subject to applicable broker-dealer policies.

2.	You are expected to know and follow all applicable standards, such as any special dollar limits, recordkeeping and reporting requirements.

3.	If there are different limits between policies, the stricter standard applies.

4.	Your supervisor would be your first point of contact prior to submitting a pre-approval request to the CCO.

C.	Reporting and Pre-Approval Procedures

Access Persons, Fund Advisory Personnel, Non-Fund Advisory Personnel and Employees who are required to report or obtain pre-approval can complete an electronic Business Gift and Entertainment Form within the SunGard PTA system. If the business gift or entertainment is under the pre-approval requirement limit, the form will be reported; however, there will be no approval/denial analysis. Business gifts and entertainment request forms over the pre-approval requirement limit will be queued for an approval or denial decision.

•BUSINESS GIFTS
Per Business Associate per calendar year aggregated.
All business gifts are required to be reported in the SunGard PTA system.
-->    REPORTABLE: ALL business gifts given or received valued at $0-100.
-->    PRE-APPROVAL REQUIRED: Business gifts given or received valued over $100.

•BUSINESS ENTERTAINMENT/MEALS
Per Business Associate per day aggregated.
All business entertainment, including meals, is required to be reported in the SunGard PTA system unless paid for with a corporate credit card and captured within the PFG Expense System

-->	REPORTABLE: All business entertainment as a guest must be reported in SunGard PTA.

-->	REPORTABLE: All business entertainment as a host which is not paid by The Principal credit card must be reported in SunGard PTA. PFG Expense system must include an accurate attendee list.

-->	PRE-APPROVAL REQUIRED: Business entertainment as host or guest valued greater than $300.

•FUND ADVISORY PERSONNEL

-->
PRE-APPROVAL REQUIRED: Fund Advisory Personnel may not accept any gifts, meals, entertainment or compensation from anyone or from any source (including, without limitation, broker-dealers and registered representatives of broker-dealers) unless pre- approved by the CCO.

-->	REPORTABLE: Fund Advisory Personnel must report nominal value and logo gifts received.

D.	Exceptions

The CCO in his or her sole discretion may, on a case by case basis, approve exceptions to any prohibited activity described in this Policy if the CCO determines that, under the facts and circumstances, the proposed activity is consistent with applicable laws, rules and regulatory interpretations, this Code of Ethics and the Funds’ ethical standards.

VI.	BRIBERY AND CORRUPTION POLICY

Access Persons are subject to the PFG Bribery and Corruption Policy within the Corporate Code of Business Conduct & Ethics compliance program, found at http://inside.principal.com/gfr/brc/toolkit/briberycorruptionpolicy.pdf.

The Funds will not seek to influence others, either directly or indirectly, by paying or receiving bribes or kickbacks, or by any other means that is unethical or that will harm our reputation for honesty and integrity. Such behavior is unacceptable, whether we are dealing with public officials, other corporations, or private individuals.

These practices are not only against our company values; they are illegal and can expose both the employee and company to fines and other penalties, including imprisonment.

The Funds will not tolerate employees or representatives who achieve results at the cost of violating the law or acting dishonestly. Access Persons are expected to decline any opportunity which would place our ethical principles and reputation at risk. If you have any questions concerning the PFG Bribery and Corruption Policy, please contact the Compliance Department.

VII.    REPORTING REQUIREMENTS

A.	Initial and Annual Certification of Compliance

The Funds’ Chief Compliance Officer (or his/her designee) will ensure that each Access Person receives a copy of this Code, any material amendment thereto and an acknowledgement of receipt to be returned to the Compliance Department. The Code is also available to all Access Persons from the Compliance Department upon request.

All Access Persons will be required initially upon their appointment as an Access Person, when a material amendment is made to the Code, and annually thereafter, to acknowledge and certify that they have read and understand the Code and the Insider Trading Policy (“Policy”), included as Appendix A of this Code, and its applicability to them, that they have complied with the requirements of the Code and the Policy, and that they have disclosed or reported all personal securities transactions and/or Covered Accounts as required by the Code.

B.	Initial Holdings and Broker Account Reporting

All Access Persons must, within 10 calendar days of the date of their hire or appointment as an Access Person, furnish the Compliance Department an Initial Holdings Report current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person containing the following information:

(i)
the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;

(ii)
the name and address of the broker, dealer, bank or firm at which the Access Person maintains any Covered Account during the period covered in which securities were held for the direct or indirect benefit of the Access Person;

(iii)	the account number of any account described above; and

(iv)	the date the report was prepared.

C.	Quarterly Transaction Reporting

Access Persons will file a report with the Compliance Department listing all of their personal securities transactions (except Exempted Transactions) during the previous calendar quarter in any Covered Security (except Exempted Securities) in which such person has acquired any direct or indirect Beneficial Ownership.

The report contains the following information:

•	The date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each security involved;

•	The nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through which the transaction was effected; and

•	The date the report is submitted by the Access Person.

Access Persons will be required on a quarterly basis within 30 calendar days of the request to certify that their transactions are complete and accurate in the SunGard PTA system.

D.	Annual Holdings and Broker Account Reporting

Access Persons must submit an Annual Holdings Report to the Compliance Department using a statement or report that is dated no more than 45 calendar days prior to the date the report is submitted, containing the following information:

(i)
the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Covered Security (except Exempted Securities) in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;

(ii)
the name and address of the broker, dealer, bank or firm at which the Access Person maintained any Covered Account during the period covered in which securities were held for the direct or indirect benefit of the Access Person;

(iii)	the account number of any account described above; and

(iv)	the date the report was prepared.

Access Persons will be required on an annual basis within 30 calendar days of the request to certify that their holdings are complete and accurate in the SunGard PTA system.

VIII.    ADMINISTRATION AND SANCTIONS

The Funds’ Chief Compliance Officer (or his/her designee) will have the authority to interpret the Code and grant exceptions to the Code when appropriate, such as a hardship or exigent circumstances that warrant an exception. However, exceptions will be granted only on a rare occasion. When exceptions are granted, the Funds’ Chief Compliance Officer (or his/her designee) will make a record and explain in writing the reasons and parameters of such exceptions.

The Funds’ Chief Compliance Officer (or his/her designee) will maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

Upon discovering a violation of this Code, the Funds’ Chief Compliance Officer (or his/her designee) will work with the Access Person’s supervisor to impose such sanctions as determined appropriate. Sanctions may include a verbal warning, letter of censure, additional training, suspension of personal securities trading privileges, disgorgement of profits to a charitable organization determined by the Funds, and other sanctions, up to and including suspension or termination of employment.

No less than annually, the Compliance Department will prepare a written report to the Board of Directors of the
Funds that, at a minimum, will include:

•	A certification that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

•
A description of issues that arose during the previous year under the Code since the last report to the Board, including information about material violations and sanctions imposed in response to those violations.

COMPLIANCE CONTACTS

Niki Rathert
515-362-1412
Rathert.Niki@principal.com

Janeen Pearson
515-247-5597
Pearson.Janeen@principal.com

Diane Cortese
515-235-1981
Cortese.Diane@principal.com

Chris Goehring
515-247-7840
Goehring.Christopher@principal.com

Eric Betts
515-246-4932
Betts.Eric@principal.com

David Brown
Principal Funds’ Chief Compliance Officer
515-283-5977
Brown.David@principal.com

Appendix A - Insider Trading Policy and Procedures

POLICY AND PROCEDURES OF PRINCIPAL MANAGEMENT CORPORATION DESIGNED TO DETECT AND PREVENT INSIDER TRADING ("POLICY AND PROCEDURES")
(Effective January 1, 2016)
SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.    Policy Statement on Insider Trading

Principal Management Corporation ("PMC") forbids any officer, director or employee from (1) trading, either personally or for others (including any of the mutual funds managed by PMC) while in possession of material nonpublic information or (2) communicating material nonpublic information to others in violation of the law. Conduct of this kind is referred to as "insider trading." PMC's policy statement (the " Policy") applies to every (1) officer, (2) director and (3) employee of Principal who acts on behalf of PMC (hereafter "employees"). The Policy extends to activities of PMC's officers, directors and employees both within and outside their duties for PMC. Every officer, director and employee must read and retain the Policy. Any questions regarding the Policy and Procedures should be referred to Teri Root at extension
75884.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to trading in securities while in possession of material, nonpublic information (whether or not one is an "insider") or to communicating material, nonpublic information to others.

While the laws concerning insider trading are not static, it is generally understood that the laws prohibit:

1)	trading by an insider, while in possession of material nonpublic information;

2)
trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

3)	communicating material nonpublic information to others.

As you can see, the term "insider trading" is a misnomer. It suggests that only insiders can violate laws against insider trading. This is not correct. Anyone trading while in possession of material, nonpublic information, whether or not an "insider" in the traditional sense, can violate laws against insider trading.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. Because violations of insider trading laws can result in imposition of penalties not only on the violator but the violator's employer as well, it is important that directors, officers and employees of PMC become familiar enough with the issues to be able to identify potential insider trading problems. If, after reviewing the Policy and Procedures, you have any questions you should consult Teri Root.

1.    Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank or insurance company lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.    What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal ("WSJ") reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

3.    What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, WSJ or other publications of general circulation would be considered public.

4.    Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
1.    Civil injunctions
2.    Treble damages
3.    Disgorgement of profits
4.    Jail sentences

In addition, any violation of the Policy and Procedures could result in serious sanctions by PMC, including dismissal.

SECTION II. PROCEDURES TO IMPLEMENT PMC'S POLICY

PMC has established the following procedures to aid its officers, directors and employees in avoiding insider trading, and to aid PMC in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee must follow these procedures or risk serious sanctions which, in serious situations, could include dismissal, substantial personal liability and criminal penalties. If you have any questions about the Policy and Procedures, you should consult Teri Root.

A.    Identifying Inside Information

Before trading for yourself or others (including any mutual fund managed by PMC) in any security of a company about which you may have inside information, ask yourself the following questions:

i.
Is the information in my possession material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? If you are in doubt, assume the information is material.

ii.
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, WSJ or other publications of general circulation? Has the information been published in a widely circulated research report?

If, after consideration of the above, you believe that the information in your possession is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

i.	Report the matter immediately to Teri Root.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including any mutual fund managed by PMC.

iii.
Do not communicate the information inside or outside PMC, other than to the officer mentioned in (i), above. If the information you have is in written form, the officer who reviews the information with you may instruct you to keep the information with your personal files at your desk.

iv.	After the officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.	Officers and Directors of PMC and Any Others Who, in the Course of Their Duties with PMC, Come into the Possession of Material, Nonpublic Information.

Although the officers and directors of PMC ordinarily do not, in the course of their duties, come into the possession of material, nonpublic information, they have the authority to obtain that information. In addition, other personnel who perform tasks on behalf of PMC may come into the possession of material, nonpublic information, either purposely or inadvertently.

Therefore, any individual, no matter what position or office that person holds with PMC, must:

(1)	Guard against communicating material, nonpublic information to anyone who does not need to know it.

(2)	Ensure, before trading personally or for others, that any information in his/her possession is not material and nonpublic.

C.    Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph I, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the matter must be discussed with the officer identified in II., above before you trade or, in the circumstances described in the paragraph above, before you communicate the information to anyone.

SECTION III. SUPERVISORY PROCEDURES

Supervisory procedures are critical to the implementation and maintenance of the Policy and Procedures. Supervisory procedures can be divided into two classes - those designed to detect insider trading and those designed to prevent insider trading.

A.    Prevention of Insider Trading

To prevent insider trading, PMC shall:

i.	provide an education program to familiarize new officers, directors and employees with PMC's policy and procedures;

ii.	answer questions regarding PMC's policy and procedures;

iii.	resolve issues of whether information received by an officer, director or employee of PMC is material and nonpublic;

iv.	designate an individual to review on a regular basis and update as necessary, its policy and procedures designed to prevent and detect insider trading; and

v.	when it has been determined that an officer, director or employee of PMC has material nonpublic information;

1.	implement measures to prevent dissemination of such information; and

2.	if necessary, restrict officers, directors and employees from trading the securities.

B.	Detection of Insider Trading

To detect insider trading, persons operating under the direction of PMC officers and directors shall:

i.	review the trading activity reports filed by each officer, director and employee pursuant to Investment Company Act of 1940 Rule 17j -1;

ii. review the trading activity of the mutual funds managed by PMC; and

iii.	coordinate the review of such reports with other appropriate officers, directors or employees of PMC.

C.	Special Reports to Management

Promptly, upon learning of a potential violation of the Policy and Procedures, an officer or an individual operating under an officer's direction shall prepare a written report to management providing full details and recommendations for further action.